Exhibit 99.1

Encore Acquisition Company Announces Pricing of $300 Million of 6.0% Senior Subordinated Notes

FORT WORTH, Texas, Jun 30, 2005 (BUSINESS WIRE) — Encore Acquisition Company (NYSE:EAC) announced today that it has priced a private offering of $300 million of Senior Subordinated Notes due 2015, which will bear interest at a rate of 6.0% per annum. Encore expects to close the sale of the notes on July 13, 2005, subject to the satisfaction of customary closing conditions.

Encore intends to use the net proceeds of the proposed offering to redeem all $150 million of its outstanding 8.375% Senior Subordinated Notes due 2012, to reduce outstanding indebtedness under its existing credit facility, and for general corporate purposes.

The notes have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy the notes.

This press release contains forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events based on assumptions and estimations that management believes are reasonable given currently available information. Forward-looking statements in this press release relate to, among other things, the closing of the offering and the use of proceeds therefrom. Information on risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements is available in Encore’s filings with the Securities and Exchange Commission.

Encore Acquisition Company, Fort Worth
Roy W. Jageman, 817-339-0861
or
William J. Van Wyk, 817-339-0812